Exhibit 99.3

LTIP UNIT VESTING AGREEMENT

(Cherry Hill Mortgage Investment Corporation 2013 Equity Incentive Plan )

This LTIP Unit Vesting Agreement (this “Agreement”), dated as of October 9, 2013 (the “Grant Date”), is made by and among Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Company”), Cherry Hill Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), and Stanley C. Middleman (the “Participant”). On the Grant Date the Participant was granted an Other Equity-Based Award under the Company’s 2013 Equity Incentive Plan (the “Plan”) covering the LTIP Units issued by the Partnership as described in Section 1. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan, attached hereto as Exhibit A, and the Agreement of Limited Partnership of the Partnership, as amended from time to time (the “Partnership Agreement”), attached hereto as Exhibit B.

1.	Other Equity-Based Award of LTIP Units. The Company hereby grants to the Participant an Other Equity-Based Award consisting of 5,000 LTIP Units issued by the Partnership, subject to all of the terms and conditions of this Agreement, the Plan and the Partnership Agreement.

2.	Lapse of Restrictions and Conditions.

(a)	Vesting and Forfeiture. The effect of a Forfeiture Event (as hereinafter defined) and the restrictions on transfer set forth in Section 2(b) below shall lapse with respect to the LTIP Units granted hereunder in the amounts and on the vesting dates specified below (each a “Vesting Date”):

LTIP Units Vested	Vesting Dates
1,667	October 9, 2014
1,667	October 9, 2015
1,666	October 9, 2016

If a Forfeiture Event occurs before a Vesting Date, (i) the LTIP Units that have not vested in accordance with this Section 2(a) and that remain subject to the restrictions set forth in Section 2(b) below shall be immediately forfeited and cancelled as of the date of the Forfeiture Event (the “Forfeiture Date”) and (ii) the Participant shall not be entitled to any allocations, distributions, payments or benefits of any kind with respect to such LTIP Units as of the Forfeiture Date and the Participant shall forfeit any capital account that is associated with such LTIP Units as of the Forfeiture Date.

A “Forfeiture Event” occurs if (i) the Participant gives notice of his/her intention to resign his/her position as Chairman of the Board of Directors of the Company, or (ii) the Participant’s employment or service with the Company, the Partnership or any of their Affiliates (as defined in the Plan, which for the avoidance of doubt, includes Cherry Hill Mortgage Management, LLC (the “Manager”) and Freedom Mortgage Corporation (“Freedom”)) terminates for Cause (as hereinafter defined).

For purposes of this Agreement, the term “Cause” means the (i) the Participant’s conviction of (or pleading guilty or nolo contendre to) a felony or crime involving moral turpitude or (ii) an act or failure to act by the Participant which in either case constitutes fraud involving the assets of the Company or any of its subsidiaries, dishonesty involving assets of the Company or any of its subsidiaries or that is significantly detrimental to the business reputation of the Company.

(b)	Restrictions. Until the LTIP Units become vested as provided in Section 2(a) above or Section 2(c) below, no direct or indirect transfer of the LTIP Units or any of the Participant’s rights with respect to the LTIP Units shall be permitted, except for transfers effectuated in connection with a change in the Company’s capital structure as described in Section 9 below and except as otherwise provided in the Plan, the Partnership Agreement or this Agreement.

(c)	Acceleration of Vesting in Special Circumstances. All outstanding LTIP Units granted hereunder that have not vested in accordance with Section 2(a) above, that have not been forfeited in accordance with Section 2(a) above and that remain subject to the restrictions set forth in Section 2(b) above shall automatically become fully vested on the date specified below if the Participant remains in the continuous employ or service of the Company, the Partnership or any of their Affiliates from the Grant Date until:

(i)	the date that the Participant’s employment with the Company, the Partnership or any of their Affiliates ends on account of the Participant’s termination of employment by the Company, the Partnership or any of their Affiliates without Cause; provided that the Participant signs a general release of claims in favor of the Company, the Partnership and their Affiliates, in form reasonably satisfactory to the Company, and the general release becomes irrevocably effective not later than 45 days after the date of the termination event;

(ii)	the date that the Participant’s employment with the Company, the Partnership or any of their Affiliates ends on account of the Participant’s death or total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or

(iii)	on a Control Change Date (as defined in the Plan).

3.	Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the LTIP Units by any holder thereof in violation of the provisions of this Agreement, the Plan or the Partnership Agreement will be valid, and the Company, in its capacity as the General Partner, will not transfer any of said LTIP Units on the Partnership’s books, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company, in its capacity as the General Partner. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

4.	Distributions and Allocations. Subject to Section 2(a) above, the Participant will be eligible to receive certain distributions and allocations with respect to the LTIP Units by the Partnership as set forth in the Partnership Agreement.

5.	Section 83(b) Election; Tax Withholding; Covenants. (a) The Participant hereby covenants as follows:

(i)	So long as the Participant holds any LTIP Units, the Participant shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(ii)	The Participant hereby agrees to make an election under Section 83(b) of the Code with respect to the LTIP Units awarded hereunder, and the Company hereby consents thereto. The Participant has delivered with this Agreement a completed, executed copy of the election form attached hereto as Exhibit C. The Participant agrees to file the election (or to permit the Partnership to file such election on the Participant’s behalf) within thirty (30) days after the Grant Date with the IRS Service Center at which such Participant files his or her personal income tax returns, and to file a copy of such election with the Participant’s U.S. federal income tax return for the taxable year in which the LTIP Units are awarded to the Participant.

(iii)	The Participant hereby agrees that he or she does not have the intention to dispose of the LTIP Units subject to this Award within two years of receipt of such LTIP Units. The Partnership and the Participant hereby agree to treat the Participant as the owner of the LTIP Units from the Grant Date. The Participant hereby agrees to take into account the distributive share of the Partnership’s income, gain, loss, deduction, and credit associated with the LTIP Units in computing the Participant’s income tax liability for the entire period during which the Participant has the LTIP Units.

(iv)	The Participant hereby recognizes that the IRS has proposed regulations under Sections 83 and 704 of the Code that may affect the proper treatment of the LTIP Units for federal tax purposes. In the event that those proposed regulations are finalized, the Participant hereby agrees to cooperate with the Partnership in amending this Agreement and the Partnership Agreement, and to take such other action as may be required, to conform to such regulations.

(v)	The Participant hereby recognizes that the U.S. Congress is considering legislation that would change the federal tax consequences of owning and disposing of LTIP Units.

(b)	The Participant understands that he or she (and not the Company or the Partnership) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. The Participant shall pay to the Partnership in connection with such grant, an amount equal to the taxes the Company, in its capacity as Tax Matters Partner of the Partnership, determines the Partnership is required to withhold under applicable tax laws with respect to such LTIP Units. The Participant may satisfy the foregoing requirement by making a payment to the Partnership in cash or check having a value equal to the minimum amount of tax required to be withheld.

6.	Failure to Enforce Not a Waiver. The failure of the Company or the Partnership to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware.

8.	Incorporation of Plan and Partnership Agreement. The Plan and the Partnership Agreement are hereby incorporated by reference and made a part hereof, and the LTIP Units and this Agreement shall be subject to all terms and conditions of the Plan and the Partnership Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan and the Partnership Agreement, the provisions of the Plan and the Partnership Agreement shall govern.

9.

Changes in Capital Structure. In the event of any merger, reorganization, consolidation, recapitalization, special dividend or distribution (whether in cash, partnership units or other property, other than the payment of any cash distributions by the Partnership in the ordinary course), share split, reverse share split, spin-off or similar transaction or other change in capital structure affecting the Common Units of the Partnership or the value thereof, the LTIP Units shall be appropriately adjusted so that the value of, and the rights relating to, the LTIP Units are preserved in or impacted by such transaction in the same manner that the value of, and the rights relating to, the Common Units are preserved in or impacted by such transaction.

10.	Section 409A Compliance. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board or the Committee determines that the Plan or the LTIP Units are subject to Section 409A of the Code and fails to comply with or be exempt from the requirements of Section 409A of the Code, the Board, for itself and the Committee, reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the LTIP Units in order to cause the LTIP Units to either not be subject to Section 409A of the Code or to comply with or be exempt from the applicable provisions of such section.

11.	Survival of Terms. This Agreement shall apply to and bind the Participant, the Company and the Partnership and each of their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.	Agreement Not a Contract for Services. Neither the Plan, the Partnership Agreement, the granting of the LTIP Units, this Agreement nor any other action taken pursuant to the Plan, the Partnership Agreement or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company, the Partnership or any of their Affiliates for any period of time or at any specific rate of compensation.

14.	Authority of the Board and the Committee. As set forth in the Plan, the Board and the Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement, which determination as to any such matter of interpretation or construction shall be final, binding and conclusive.

15.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

16.	Acceptance.

(a)	The Participant hereby acknowledges receipt of a copy of the Plan, the Partnership Agreement and this Agreement. The Participant has read and understands the terms and provisions of the Plan, the Partnership Agreement and this Agreement, and accepts the LTIP Units subject to all the terms and conditions of the Plan, the Partnership Agreement and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan and this Agreement made by the Board and the Committee upon any questions arising under this Agreement.

(b)	The Participant hereby acknowledges that he or she shall have no rights with respect to the LTIP Units awarded hereunder unless he or she shall have accepted this Agreement by (i) signing and delivering to the Partnership a copy of this Agreement and (ii) unless the Participant is already a Limited Partner, signing, as a Limited Partner, and delivering to the Partnership the counterpart signature page to the Partnership Agreement, attached hereto as Exhibit D. Upon (A) acceptance of this Agreement by the Participant and (B) execution and delivery to the Partnership of the counterpart signature page to the Partnership Agreement, the Company, in its capacity as General Partner, shall amend the Partnership Agreement to reflect the issuance of the LTIP Units to the Participant, effective as of the Grant Date, and the admission of the Participant to the Partnership as a Limited Partner, effective as of the Grant Date (unless the Participant is already a Limited Partner).

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this LTIP Unit Vesting Agreement on the day and year first above written.

COMPANY:

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Martin Levine
Name:	Martin Levine
Title:	Chief Financial Officer, Treasurer and Secretary

PARTNERSHIP:

CHERRY HILL OPERATING PARTNERSHIP, LP

By:	CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Martin Levine
Name:	Martin Levine
Title:	Chief Financial Officer, Treasurer and Secretary

PARTICIPANT:

Signature:	/s/ Stanley C. Middleman
Stanley C. Middleman

Address:	33 Galloping Hill
Cherry Hill, NJ 08003

Exhibit A

Plan

(See attached.)

Exhibit B

Partnership Agreement

(See attached.)

Exhibit C

Election Under Section 83(b) of the Internal Revenue Code of 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name address, taxpayer identification number and taxable year of the undersigned are as follows:

(a)	NAME OF TAXPAYER:

(b)	NAME OF SPOUSE:

(c)	ADDRESS:

(d)	IDENTIFICATION NO. OF TAXPAYER:

(e)	IDENTIFICATION NUMBER OF SPOUSE:

(f)	TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: LTIP Units of Cherry Hill Operating Partnership, LP (the “Partnership”).

3.	The date on which the property was transferred is: , 20 . The taxable year to which this election relates is calendar year 20[ ].

4.	Nature of restrictions to which the LTIP Units are subject:

(a)	The LTIP Units are subject to a substantial risk of forfeiture and are nontransferable on the date of transfer.

(b)	The Taxpayer’s LTIP Units vest and become transferable based on the Taxpayer’s continued employment.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than restrictions that by their terms will never lapse, of such property is: $ per LTIP Unit.

6.	The amount (if any) paid for such property is: $ per LTIP Unit.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election will not be effective unless the applicable withholding obligations have been satisfied and may not be revoked except with the consent of the Commissioner.

Dated:                     , 20

Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated:                     , 20

Spouse of Taxpayer

Exhibit D

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Participant desiring to become one of the within named Partners of Cherry Hill Operating Partnership, LP (the “Partnership”), hereby becomes a party to the Agreement of Limited Partnership of Cherry Hill Operating Partnership, LP, (the “Partnership Agreement”) effective as of October 9, 2013. The Participant agrees to be bound by the Partnership Agreement. The Participant also agrees that this signature page may be attached to, and hereby authorizes the General Partner (as defined in the Partnership Agreement) to attach this signature page to, any counterpart of the Partnership Agreement.

Date: October 9, 2013
Signature of Limited Partner

Limited Partner’s name and address:

Name: Stanley C. Middleman

	Address:	33 Galloping Hill Cherry Hill, NJ 08003